CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 22, 2007, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-36821 and 811-6172) of Dreyfus Municipal Cash Management Plus.

ERNST & YOUNG LLP

New York, New York
September 24, 2007